UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2013, Toys “R” Us, Inc. (the “Company”) announced that Antonio Urcelay, 61, has been appointed Chief Executive Officer of the Company, effective October 16, 2013. Mr. Urcelay has been serving as interim Chief Executive Officer of the Company since May 1, 2013 as well as President of Europe, a role in which he had been serving since July 2010. Mr. Urcelay served as President of Continental Europe (Germany, Switzerland, Austria, France, Spain and Portugal) from August 2004 to July 2010.

In connection with Mr. Urcelay’s appointment as Chief Executive Officer, the Company and Mr. Urecelay have entered into a new employment agreement (superseding and replacing his prior employment agreement) with an initial term of employment through October 31, 2015, with the Company’s and Mr. Urecelay’s mutual option to extend the term of employment for a one year period. The agreement further provides for the following:

Base Salary and Target Bonus: An initial annual base salary of 1,000,000 euros per year, which may be increased at the discretion of the Board of Directors, and a target annual bonus of 150% of annual base salary, subject to achievement of performance targets established by the Board of Directors, with such revised target bonus effective for the pro-rated period of the fiscal year in which Mr. Urcelay will serve as Chief Executive Officer.

Acceptance Bonus. A one-time bonus of 250,000 euros, payable as soon as practicable following October 31, 2013, 100% of which will be subject to repayment if Mr. Urcelay voluntary terminates his employment or he is terminated for Cause (as defined in Mr. Urcelay’s employment agreement), in each case, prior to October 31, 2014, and 50% of which will be subject to repayment if such termination occurs between October 31, 2014 and October 31, 2015.

Equity Awards. (a) A one-time award of restricted stock units under the Company’s 2010 Incentive Plan, having a grant date value of approximately $8,000,000, 50% of which will vest on October 31, 2014 and the remainder of which will vest in equal installments at the end of each fiscal quarter between October 31, 2014 and October 31, 2015, subject to continued employment through the applicable vesting dates, (b) eligibility for an additional award of restricted stock units having a grant date value of approximately $4,000,000 if the Company and Mr. Urecelay choose to extend the employment term for the one-year period through October 31, 2016, which award would vest in four equal quarterly installments at the end of each fiscal quarter from October 31, 2015 through October 31, 2016, subject to Mr. Urcelay’s continued employment through the applicable vesting dates, and (c) continued participation in annual grants under long-term incentive plans, with an annual target long-term incentive award equal in value to annual base salary.

Repurchase Option. The right, exercisable commencing 6 months after the earlier of the expiration of the employment term or the effective date of his retirement and prior to the occurrence of an IPO, to sell back to the Company at fair market value his shares of the Company’s common stock received upon vesting or exercise of any current or future awards under the Company’s long-term incentive plans, subject to certain other terms and conditions.

Severance. Severance compensation equal to 2,444,400 euros, payable over two years, or in a lump sum if such termination follows a change in control of the Company, and continuation of certain employee benefits and pension contributions for 18 months, in each case in the event Mr. Urcelay is terminated by the Company prior to October 31, 2015 for reasons other than Cause, or Mr. Urcelay resigns prior to October 31, 2015 for Good Reason (as defined in Mr. Urcelay’s employment agreement). Mr. Urcelay will be subject to non-competition and non-solicitation covenants for a period of up to two years following his termination.

Item 7.01	Regulation FD Disclosure

A press release was issued by the Company on October 16, 2013 and is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Exhibits and Financial Statements.

(d)	Exhibits

The following document is furnished as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release dated October 16, 2013.

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc. (Registrant)

Date: October 16, 2013	By:	/s/ F. Clay Creasey, Jr.
	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President—Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated October 16, 2013.